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                                                                    EXHIBIT 99.1

Contact:   Morris H. Wheeler, President & Chief Executive Officer
           Cohesant Technologies Inc.
           317 871-7611

FOR IMMEDIATE RELEASE

                     COHESANT ACQUIRES CURAFLO TECHNOLOGIES

Indianapolis, August 15, 2005--Cohesant Technologies Inc. (NASDAQ: COHT) today announced that it has completed the purchase of the operations and assets of CuraFlo Technologies Inc. The transaction represents a significant step in the execution of Cohesant's long-term strategic plan to be a global leader providing technologies for infrastructure renewal and protection.

CuraFlo, currently based in Vancouver, Canada, is North America's leading licensor of technology for the renewal and rehabilitation of small diameter water pipes. The process is used to rehabilitate aging water pipes in apartment buildings, private homes and other commercial, industrial and residential buildings. This unique process is a modern alternative to the expensive and time consuming previous process of tearing out and replacing the old pipes. CuraFlo also provides equipment, epoxy and other supplies to its licensees. CuraFlo's contracting unit performs restoration, protection and replacement of plumbing lines in Western Canada and the United States.

The integration of CuraFlo into Cohesant's brand portfolio enables the Company to extend its infrastructure protection and renewal offerings beyond its current municipal focus by adding CuraFlo's industry leadership position in the commercial and light industrial sectors and its operations in the residential sectors. The acquisition furthers Cohesant's strategy for growth through steady organic expansion supported by select acquisitions.

 "We are extremely excited about the technology and market growth potential that the acquisition provides," stated Mr. Morris Wheeler, Chief Executive Officer of Cohesant Technologies Inc. "CuraFlo complements our Raven Lining Systems operations by extending our experience in the rehabilitation of water infrastructure systems into the commercial and residential water distribution markets. Over the past several years, CuraFlo has used Raven epoxy to establish North American leadership in the licensing of rehabilitation technology for use in the commercial markets."
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Mr. Stuart McNeill, CEO of CuraFlo's holding company, stated, "With its greater financial resources and existing network of certified applicators and other customers, our combination with Cohesant will greatly accelerate CuraFlo's ability to roll out its technology. The employees of CuraFlo, including all members of the management team, are excited about joining a dynamic, vibrant Cohesant team where we can apply our licensing and infrastructure rehabilitation expertise into new markets."

For the trailing 12-months ending June 30, 2005, pro forma consolidated revenues for CuraFlo were approximately $5.0MM and EBITDA was approximately $1.5MM. Cohesant expects to file audited consolidated financial statements for CuraFlo, together with pro forma statements for both Cohesant and CuraFlo, by the end of October in accordance with SEC rules. The purchase price consists of $4.1MM in cash and 229,661 unregistered common shares payable at Closing. Cohesant also will assume certain liabilities of CuraFlo. In addition to the consideration paid at closing, approximately 232,000 unregistered common shares will be held in escrow for a minimum of 24 months to cover customary indemnification and other post-closing obligations of Seller.

Cohesant Technologies Inc., based in Indianapolis, IN, designs, develops, and manufactures specialized dispensing equipment and specialty coating products under the GlasCraft, Raven and CuraFlo trade names. These systems and products offer innovative lining technology providing corrosion protection and renewal of infrastructure in commercial, institutional, municipal and residential sectors of the water, wastewater and industrial markets.

Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural components dispensing systems, a reduction in growth of markets for the Company's epoxy coating systems, customer resistance to Company price increases, the successful integration of this acquisition and CuraFlo's ability to expand its licensing business.

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